Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Luboa Group, Inc.

We hereby consent to the use of our report dated November 28, 2016 with respect to the financial statements of Luboa Group, Inc. as of August 31, 2016 and August 31, 2015 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the years ended August 31, 2016 and August 31, 2015 to be included in the Company’s Form 10-K. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

November 30, 2016

/S/ Michael Gillespie & Associates, PLLC